EXHIBIT 2

FIRST MANHATTAN OBJECTS TO ADJOURNMENT OF VIVUS ANNUAL MEETING

Calls Actions By The Board Outrageous Attack On Stockholders’ Rights

NEW YORK, July 15, 2013 – First Manhattan Co. (“FMC”), an owner-managed and operated investment advisory firm and the owner of approximately 9.9 percent of the outstanding shares of VIVUS, Inc. (“Vivus”) (NASDAQ: VVUS), today issued the following statement in response to Vivus adjourning their Annual Meeting of Stockholders:

“First Manhattan vigorously objects to the actions taken by the Vivus Board to adjourn the annual meeting today without allowing stockholders the right to vote for the annual election of directors. We believe the adjournment is an outrageous attack on Vivus stockholders’ right to vote and be heard on the important issues facing the company.

“First Manhattan believes Vivus’ stated reasons for adjourning the meeting are a pretext, lacking substance and a desperate act to delay an important vote on the future of the company. In addition, we believe that the Vivus Board lacked authority to adjourn the annual meeting without a stockholder vote to do so. We voted our shares against adjournment and reserve our right to challenge the adjournment and take any other action to protect the stockholders’ right to be heard without delay.

“We believe Vivus stockholders are fully informed about the issues in this proxy contest and should be allowed to vote today on the future of their investments. Vivus’ sitting Board has wasted enough time and stockholder money in a blatant attempt to further entrench themselves.

“We encourage Vivus’ stockholders to vote their shares on the WHITE proxy card. If stockholders have already voted Vivus’ gold proxy card, they can still vote the WHITE card. Every vote counts and every stockholder’s vote is important no matter how many shares they own. Even if stockholders do not vote for all of our nominees, they should vote our WHITE proxy. Telephone, internet and ProxyEdge voting may not be available to all stockholders. Please call MacKenzie Partners at the number below for assistance.”

You can find additional details regarding our nominees’ strategic plan for value creation at http://www.ourmaterials.com/VVUS/. However, the execution of any strategic plan, including the hiring of any management personnel, will be subject to the fiduciary duties of the directors, if elected.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor, MacKenzie Partners, Inc. at (212) 929-5500 or Toll-Free (800) 322-2885.

About First Manhattan Co.

First Manhattan Co. (“FMC”) was founded in 1964 and remains an owner-operated investment advisory firm. FMC is registered with the U.S. Securities and Exchange Commission as an investment adviser and as a broker-dealer, and is a member of the Financial Industry Regulatory Authority (FINRA).

FMC provides professional investment management services primarily to high net worth individuals as well as to partnerships, trusts, retirement accounts, pension plans and institutional clients. The firm currently manages in excess of $14 billion.

Additional Information and Where to Find It

FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “FIRST MANHATTAN”) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON JUNE 3, 2013, A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, SARISSA CAPITAL MANAGEMENT LP, SARISSA CAPITAL OFFSHORE MASTER FUND LP, SARISSA CAPITAL DOMESTIC FUND LP, MICHAEL JAMES ASTRUE, ROLF BASS, JON C. BIRO, SAMUEL F. COLIN, ALEXANDER J. DENNER, JOHANNES J.P. KASTELEIN, MELVIN L. KEATING, DAVID YORK NORTON AND HERMAN ROSENMAN (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

Contacts

The Abernathy MacGregor Group

Chuck Burgess, 212-371-5999, clb@abmac.com

Mike Pascale, 212-371-5999, mmp@abmac.com

or

Mackenzie Partners

Larry Dennedy, 212-929-5239

Charlie Koons, 212-929-5708